Exhibit 16.1

April 3, 2026

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Nixxy, Inc.’s Form 8-K dated April 3, 2026, and we agree with the statements set forth in the Form 8-K, insofar as they relate to our firm. We have no basis to agree or disagree with other statements made by the registrant contained therein.

Very truly yours,

/s/ HTL International, LLC

HTL International, LLC